The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


         Subject to Completion, Pricing Supplement dated August 27, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 89 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)


                                 $

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                             --------------------
                % Capital Protected Notes due September 30, 2012
            Based on the Value of Common Stock of Fifteen Companies
                             in the Energy Industry

The notes will pay interest at a rate expected to be between 1% and 1.5% per year, which will be determined on the day we price the notes for initial sale to the public. In addition, at maturity you will receive the greater of (i) the principal amount of $10 and (ii) the average value of a basket of shares of common stock of fifteen companies in the energy industry, which we refer to as the basket stocks, as determined on eight specified determination dates during the life of the notes, minus the aggregate interest payable over the term of the notes, which we expect to be between $.80 and $1.20, which will be determined on the day we price the notes for initial sale to the public.

o The basket stocks are the common stock of Apache Corporation, Baker Hughes Incorporated, Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, Exxon Mobil Corporation, Halliburton Company, Premcor Inc., Royal Dutch Petroleum Company, Schlumberger Limited, Suncor Energy Inc., Valero Energy Corporation, Weatherford International Ltd., The Williams Companies, Inc. and XTO Energy Inc.

o    The principal amount and issue price of each note is $10.

o We will pay interest at a rate expected to be between 1% and 1.5% per year (equivalent to $.10 to $.15 per year) on the $10 principal amount of each note. The actual interest rate will be determined on the day we price the notes for initial sale to the public. Interest will be paid semi-annually, beginning March 30, 2005.

o At the initial offering of the notes, the basket is equally-weighted and the initial basket value is $10. The fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $.66667 of the initial basket value, based on the closing prices of the basket stocks on the day we price the notes for initial sale to the public. The exchange ratio for any basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock or for adjustments relating to the basket.

o At maturity, you will receive per note the greater of (i) the principal amount of $10 and (ii) the final average basket value minus the aggregate interest payable over the term of the notes, which we expect to be between $.80 and $1.20.

     o The final average basket value will equal the arithmetic average of the basket values on September 30, 2005, September 30, 2006, September 30, 2007, September 30, 2008, September 30, 2009, September 30, 2010,
         September 30, 2011 and September 27, 2012, which we refer to as the determination dates.

     o The basket value on any date equals the sum of the products of the closing price and the exchange ratio of each basket stock on that date.

o Investing in the notes is not equivalent to investing in the basket of stocks or any of its component stocks.

o The issuers of the basket stocks are not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes.

o We will apply to list the notes under the proposed symbol "BEM" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-8.

                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                                Price to            Agent's          Proceeds to
                                Public(1)       Commissions(2)        Company(1)
                                ---------       --------------        ----------
Per note...................        $                  $                  $
Total......................        $                  $                  $

(1) Plus accrued interest, if any, from the original issue date.

(2) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may not be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes at maturity is based on the value of a basket of shares of common stock of fifteen companies in the energy industry.

Each note costs $10          We, Morgan Stanley, are offering you Capital
                             Protected Notes due September 30, 2012 Based on the Value of Common Stock of Fifteen Companies in the Energy Industry, which we refer to as the notes. The principal amount and issue price of each note is $10.

                             We refer to the common stocks of the following fifteen companies as the basket stocks: Apache Corporation, Baker Hughes Incorporated, Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, Exxon Mobil Corporation, Halliburton Company, Premcor Inc., Royal Dutch Petroleum Company, Schlumberger Limited, Suncor Energy Inc., Valero Energy Corporation, Weatherford International Ltd., The Williams Companies, Inc. and XTO Energy Inc.

                             The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

1% to 1.5% interest on       We will pay interest on the notes at a rate
the principal amount         expected to be between 1% and 1.5% of the
                             principal amount per year, which will be determined on the day we price the notes for initial sale to the public. Interest will be paid on March 30 and September 30 of each year, beginning March 30, 2005.

The initial basket value     At the initial offering of the notes, the basket
equals $10                   is equally weighted, and the initial basket value
                             is $10. The fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents
                             $.66667 of the initial basket value, based on the closing prices of the basket stocks on the day we price the notes for initial sale to the public.
                             The exchange ratio for any basket stock will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Basket stocks" below.

Payment at maturity          At maturity, you will receive the greater of (i)
                             the principal amount of $10 per note and (ii) the final average basket value minus the aggregate amount of interest payable on each note to and including the maturity date, which we expect to be between $.80 and $1.20 per note. The aggregate amount of interest payable on each note will be determined on the day we price the notes for initial sale to the public. The final average basket value will be the arithmetic average of the basket values on each of the eight determination dates during the life of the notes. In order to receive the full aggregate amount of interest paid on the notes, an investor would have to own the notes as of the record date for every interest payment.

                                      100% Principal Protection

                             At maturity, we will pay you the greater of (i) the principal amount of $10 and (ii) the final average basket value minus the aggregate amount of interest payable on each note to and including the maturity date, which we expect to be between $.80 and $1.20 per note.

                               Final Average the arithmetic average of the Basket Value: basket values on each of the dates as calculated by the
                                              determination calculation agent on
                                              the final determination date

                               Basket Value:  the sum of the products of the
                                              closing price and the exchange
                                              ratio for each basket stock on any
                                              date, as determined by the
                                              calculation agent

                               Aggregate      between $.80 and $1.20 per note,
                               Interest       to  be determined on the day we
                               Payments:      price the notes for initial sale
                                              to the public

                               Determination  September 30, 2005, September 30,
                               Dates:         2006, September 30, 2007,
                                              price 30, 2008, September 30,
                                              2009, September 30, 2010,
                                              September 30, 2011 and September
                                              27, 2012, in each case subject to
                                              postponement in the event of
                                              certain market disruption events

                             If a market disruption event occurs on the final determination date, the maturity date of the notes will be postponed to the second scheduled trading day following that final determination date as postponed.

                             If the final average basket value is less than or equal to the sum of $10 plus the aggregate amount of interest payable on each note to and including the maturity date, which we expect to be between $.80 and $1.20 per note, you will receive only the principal amount at maturity. Upon maturity, the payment to you will be in U.S. dollars.

                             You can review the historical prices of each basket stock and a graph of historical basket values based on illustrative exchange ratios determined as of August 27, 2004 in the section of this pricing supplement called "Description of Notes--Historical Information." Please review, as well, the examples on PS-7, under "Hypothetical Payouts on the Notes," which explain in more detail how the payout at maturity is calculated.

                             Investing in the notes is not equivalent to investing in the basket or any of the individual basket stocks.

Basket stocks                The basket is composed of the common stocks of
                             fifteen companies in the energy industry. The issuers of the basket stocks include domestic and foreign entities, and have varying market capitalizations. The following table sets forth the issuer of each basket stock, the ticker symbol for each basket stock, the exchange on which each basket stock is listed, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate its exchange ratio and the value of the fractional share of each basket stock contained in the basket:


                                                                                                      Initial
                                                                    Proportion              Initial   Value
                                                                    of Initial             Price of    per
                              Issuer of         Ticker                Basket     Exchange   Basket    Basket
                             Basket Stock       Symbol   Exchange     Value        Ratio    Stock     Stock
                             ------------------ ------   --------   ----------   --------  --------   -------
                             Apache Corporation    APA     NYSE       1/15th                          $.66667
                             Baker Hughes
                                 Incorporated      BHI     NYSE       1/15th                          $.66667
                             Chesapeake Energy
                                 Corporation       CHK     NYSE       1/15th                          $.66667
                             ConocoPhillips        COP     NYSE       1/15th                          $.66667
                             Devon Energy
                                 Corporation       DVN     AMEX       1/15th                          $.66667
                             Exxon Mobil
                                 Corporation       XOM     NYSE       1/15th                          $.66667
                             Halliburton Company   HAL     NYSE       1/15th                          $.66667
                             Premcor Inc.          PCO     NYSE       1/15th                          $.66667
                             Royal Dutch
                                 Petroleum
                                 Company           RD*     NYSE       1/15th                          $.66667
                             Schlumberger Limited  SLB     NYSE       1/15th                          $.66667
                             Suncor Energy Inc.    SU      NYSE       1/15th                          $.66667
                             Valero Energy
                                 Corporation       VLO     NYSE       1/15th                          $.66667
                             Weatherford
                                 International
                                 Ltd.              WFT     NYSE       1/15th                          $.66667
                             The Williams
                                 Companies,
                                 Inc.              WMB     NYSE       1/15th                          $.66667
                             XTO Energy Inc.       XTO     NYSE       1/15th                          $.66667

                             * Trades as American depositary receipts

                             The exchange ratio for each basket stock is a fraction of a share calculated so that each basket stock represents approximately $.66667, or one-fifteenth, of the $10 initial basket value based on the closing prices of the basket stocks on the day we price the notes for initial sale to the public.

                             The exchange ratio for each basket stock will remain constant for the term of the notes unless adjusted. The exchange ratio for any basket stock will be adjusted for certain corporate events relating to the issuer of that basket stock. See the section of this pricing supplement called "Description of Notes--Adjustments to the Exchange Ratios."

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated and its successors, which we
                             refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co. will calculate the basket value on each determination date, the final average basket value and the payment to you at maturity and determine what, if any, adjustments should be made to the exchange ratios to reflect certain corporate and other events and whether a market disruption event has occurred.

The notes will be treated    The notes will be treated as "contingent payment
as contingent payment debt   debt instruments" for U.S. federal income tax
instruments for U.S.         purposes, as described in the section of this
federal income tax purposes  pricing supplement called "Description of
                             Notes--United States Federal Income Taxation."
                             Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                             "Description of Notes--United States Federal
                             Income Taxation" and the sections called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" and "United States Federal
                             Taxation--Backup Withholding" in the accompanying prospectus supplement.

                             If you are a foreign investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find           The notes are senior notes issued as part of our
more information on          Series C medium-term note program. You can find a
the notes                    general description of our Series C medium-term
                             note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called
                             "Description of Notes--Fixed Rate Notes" and
                             "--Exchangeable Notes."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of the Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     The amount you will receive at maturity is the greater of (i) the principal amount of $10 per note and (ii) the final average basket value minus the aggregate amount of interest payable on each note to and including the maturity date, which we expect to be between $.80 and $1.20 per note. The final average basket value will be equal to the arithmetic average of the basket values on each of the eight determination dates. The basket value on any date is equal to the sum of the products of the closing price and the exchange ratio of each basket stock on that date. Because the value of the basket may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the basket on the amount payable to you at maturity as a result of basing your return on the final average basket value minus the aggregate amount of interest payable on each note. However, the basket may not appreciate or depreciate over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

      The following examples illustrate the payout at maturity on the notes for a range of hypothetical basket closing values on each of the eight determination dates and demonstrate the impact of subtracting the aggregate amount of interest payments from the final average basket value.

      These examples are based on an initial basket value of $10, an issue price for each note of $10 and a hypothetical interest rate of 1.25%. Based on the issue price of $10, an interest rate of 1.25% will provide an aggregate amount of interest paid over the entire term of the notes of $1.00. In order to receive the full aggregate amount of interest paid on the notes, an investor would have to own the notes as of the record date for every interest payment.

                             ---------------------------------------------------
                                   Example 1         Example 2         Example 3
                             ---------------------------------------------------
                                    Basket            Basket            Basket
                                     Value             Value             Value
                             ---------------------------------------------------
      1st Determination Date         $10.00            $10.00             $9.00
      2nd Determination Date           9.00              9.00              9.00
      3rd Determination Date          14.00              9.50              8.50
      4th Determination Date          13.00             11.50              7.50
      5th Determination Date          15.00             11.00             11.00
      6th Determination Date           8.00             14.00              9.00
      7th Determination Date          17.00              9.00              8.00
    Final Determination Date          18.00             12.00              6.00
--------------------------------------------------------------------------------
 Final Average Basket Value:         $13.00            $10.75             $8.50
--------------------------------------------------------------------------------
  Aggregate interest paid on          $1.00             $1.00             $1.00
                      notes:
--------------------------------------------------------------------------------
Payment at maturity on a $10
                 investment:         $12.00            $10.00            $10.00
--------------------------------------------------------------------------------

   o In Example 1, the final average basket value is $13.00. When the aggregate interest amount of $1.00 is subtracted from the final average basket value, the resulting $12.00 amount is greater than the $10.00 principal amount of the notes, and therefore the investor's payment at maturity in this example is $12.00.

   o In Example 2, the final average basket value is $10.75. When the aggregate interest amount of $1.00 is subtracted from the final average basket value, the resulting $9.75 amount is less than the $10.00 principal amount of the notes, and therefore the investor's payment at maturity is equal to the $10.00 principal amount of the notes.

   o In Example 3, the final average basket value is $8.50. Since that amount is less than the $10.00, the investor's payment at maturity is equal to the $10.00 principal amount of the notes.

                                  RISK FACTORS


     The notes are not secured debt. Investing in the notes is not equivalent to investing directly in the basket of stocks or any of the component stocks. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes may not pay           If the final average basket value is less than
more than the principal         or equal to the sum of $10 plus the aggregate
amount at maturity              amount of interest payable on each note to and
                                including the maturity date, which we expect to be between $.80 and $1.20, you will receive only the principal amount of $10 for each note you hold at maturity.

Secondary trading               There may be little or no secondary market for
may be limited                  the notes. Although we will apply to list the
                                notes on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so. If at any time
                                MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes may   Several factors, many of which are beyond our
be influenced by many           control, will influence the value of the notes
unpredictable factors           and the price at which MS & Co. may be willing
                                to purchase or sell the notes in the secondary market, including:

                                o the market price and relative performance of each of the basket stocks at any time and, in particular, on the specified determination dates

                                o   interest and yield rates in the market

                                o the volatility (frequency and magnitude of changes in value) of each of the basket stocks

                                o   geopolitical conditions and economic,
                                    financial, political, regulatory or
                                    judicial events that affect the basket
                                    stocks or stock markets generally and which may affect the final average basket value

                                o   the time remaining until the notes mature

                                o   the dividend rate on each of the basket
                                    stocks

                                o   our creditworthiness

                                o the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its exchange ratio

                                These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the basket value is at, below or not sufficiently above $10 or if market interest rates rise.

Changes in the value of one or  Price movements in the basket stocks may not
more of the basket stocks may   correlate with each other. At a time when the
offset each other               value of one or more of the basket stocks
                                increases, the value of one or more of the other basket stocks may not increase as much or may even decline in value. Therefore, in calculating the basket value on a determination date, increases in the value of one or more of the basket stocks may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket stocks. You can review the historical prices of each of the basket stocks for each calendar quarter in the period from January 1, 2001 through August 27, 2004 and a graph of historical basket values for the period from April 30, 2002 through August 27, 2004 in this pricing supplement under "Description of
                                Notes--Historical Information." You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on their historical performance. In addition, there can be no assurance that the final average basket value will be higher than the sum of $10 plus the aggregate amount of interest payable on each note to and including the maturity date, which we expect to be between $.80 and $1.20, so that you will receive at maturity an amount in excess of the principal amount of the notes.

Investing in the notes is not   Because the final average basket value is based
equivalent to investing in the  on the closing value of the basket stocks on
basket stocks                   the eight determination dates during the term
                                of the notes, it is possible for the final average basket value to be lower than the sum of $10 plus the aggregate amount of interest payable on each note to and including the maturity date, even if the basket closing value at maturity is higher than the sum of $10 plus the aggregate amount of such interest. A decrease in the basket value on any one determination date could more than offset the increases in the basket value on other determination dates.

There are risks associated      The performance of the notes is dependent upon
with a sector investment        the performance of fifteen issuers in a
                                particular sector of the economy-namely, the energy industry. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers. In particular, the value of the basket stocks and the notes may be affected by the outbreak, continuation, escalation or cessation of international conflicts or terrorist acts.

Basket stock prices are         The trading prices of common stocks of
volatile                        companies in the energy industry have been and
                                are likely to continue to be volatile.
                                Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the value of the basket stocks on any or all of the annual determination dates and the overall performance of the basket stocks over the term of the notes.

Several factors have had,       Factors that influence sales and profitability
and may in the future have, a   of companies in the energy sector include the
negative effect on the sales    following:
and profitability of companies
in the energy industry          o  fluctuations in crude oil, natural gas and
                                   natural gas liquids prices, and in refining and marketing margins;

                                o  unsuccessful exploratory drilling
                                   activities;

                                o  failure or delay in achieving expected
                                   reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

                                o lack of, or disruptions in, adequate and reliable transportation for crude oil, natural gas and refined products;

                                o  liability for remedial actions under
                                   environmental regulations, including removal and reclamation obligations;

                                o interest rate, inflation rate and currency fluctuations;

                                o  military conflicts, and the threat of
                                   military conflict;

                                o unpredictable catastrophic events, including terrorist attacks and natural disasters;

                                o the political or economic environment of different regions or countries, including governmental disputes over territorial boundaries, nationalization risk, monetary conditions and exchange controls; and

                                o regulatory and legal developments to which the issuers of the basket stocks are subject or affecting the industries in which they operate, such as changes to accounting rules, tax policies and environmental laws.

                                Market fluctuations, as well as war, the threat of war or interest rate or currency rate fluctuations, may adversely affect the market price of energy stocks. For example, there can be no assurance that continuing military conflict in Iraq or other acts of war or terrorists attacks will not have a negative effect on the market price of energy stocks. It is also possible that the resolution of hostilities in energy producing areas could adversely affect the market price of energy stocks. The market prices of energy stocks can also be affected by announcements by competitors of the issuers of the basket stocks of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

The basket stocks are not       Although the issuers of the basket stocks have
necessarily representative of   varying market capitalizations, the performance
the energy industry             of the basket may not correlate with the
                                performance of the entire energy industry. The basket may decline in value even if the industry as a whole rises in value.
                                Furthermore, one or more of the issuers of the basket stocks may engage in new lines of business or cease to be involved in the energy industry. Subject to antidilution adjustments for specific corporate events relating to a particular issuer, the basket is a static basket, and the basket stocks will not vary even if one or more of the issuers of the basket stocks are no longer involved in the energy industry.

Industry consolidation and      If the issuer of a basket stock is acquired in
other corporate events may      a stock-for-stock transaction, the acquiring
alter the composition of the    company will assume that basket stock's place
basket                          in the basket, including if the acquiror is
                                already in the basket. Consequently,
                                consolidation among issuers of the basket stocks will result in an increased weighting for the surviving company. The effect on the basket and the exchange ratios of consolidation transactions and other reorganization events with respect to the basket stocks is described in paragraph 5 under "Description of Notes--Adjustments to the Exchange Ratios."

The inclusion of commissions    Assuming no change in market conditions or any
and projected profit from       other relevant factors, the price, if any, at
hedging in the original         which MS & Co. is willing to purchase the notes
issue price is likely to        in secondary market transactions will likely be
adversely affect secondary      lower than the original issue price, since the
market prices                   original issue price included, and secondary
                                market prices are likely to exclude,
                                commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Morgan Stanley is not           We are not affiliated with any of the issuers
affiliated with the issuers of  of the basket stocks, and the issuers of the
the basket stocks               basket stocks are not involved with this
                                offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratios of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

Morgan Stanley may engage in    We or our affiliates may presently or from time
business with or involving one  to time engage in business with one or more of
or more of the issuers of the   the issuers of the basket stocks without regard
basket stocks without regard    to your interests, including extending loans
to your interests               to, or making equity investments in, one or
                                more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. The basket currently includes stocks that we or our affiliates recommend as overweight or equal-weight in our research reports, as well as stocks that we or our affiliates do not cover in our research reports. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no                     Investing in the notes is not equivalent to
shareholder rights              investing in the basket stocks. As an investor
                                in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

The antidilution adjustments    MS & Co., as calculation agent, will adjust the
the calculation agent is        exchange ratio for a basket stock for certain
required to make do not         events affecting the basket stock, such as
cover every corporate event     stock splits and stock dividends and certain
that can affect the basket      other corporate actions involving the issuer of
stocks                          the basket stock, such as mergers. However, the
                                calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio of a basket stock, the market price of the notes may be materially and adversely affected.

The economic interests          The economic interests of the calculation
of the calculation agent        agent and other affiliates of ours are
other affiliates of ours        potentially adverse to your interests as an
are potentially adverse         investor in the notes.
to your interest
                                As calculation agent, MS & Co. will calculate the final average basket value and the payment to you at maturity, and will determine what adjustments should be made, if any, to the exchange ratio for each basket stock or to the basket to reflect certain corporate and other events and whether a market disruption event has occurred. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruptions events, may affect the payout to you at maturity. See the sections of this pricing supplement called
                                "Description of Notes--Market Disruption
                                Event," "--Adjustments to the Exchange
                                Ratios."

                                The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity    MS & Co. and other affiliates of ours will
by the calculation agent and    carry out hedging activities related to the
its affiliates could            notes, including trading in the basket stocks
potentially adversely affect    as well as in other instruments related to the
the value of the notes          basket stocks or the energy industry. MS & Co.
                                and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the prices of the basket stocks, and, therefore, the prices at which the basket stocks, on average, must close on the determination dates before you would receive at maturity a payment that exceeds the principal amount of the notes.
                                Additionally, such hedging or trading
                                activities during the term of the notes could potentially affect the prices of the basket stocks on the determination dates and, accordingly, the amount of cash you will receive at maturity. In addition, some of our subsidiaries are significant participants in the energy market and trade in energy commodities and instruments linked to energy commodities.

The notes will be treated as    You should also consider the tax consequences
contingent payment debt         of investing in the notes. The notes will be
instruments for U.S. federal    treated as "contingent payment debt
income tax purposes             instruments" for U.S. federal income tax
                                purposes, as described in the section of this pricing supplement called "Description of
                                Notes--United States Federal Income Taxation."
                                Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the sections called "United States Federal
                                Taxation--Notes--Notes Linked to Commodity
                                Prices, Single Securities, Baskets of
                                Securities or Indices" and "United States
                                Federal Taxation-Backup Withholding" in the accompanying prospectus supplement.

                                If you are a foreign investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10
principal amount of any of our   % Capital Protected Notes due September 30,
2012 Based on the Value of Common Stock of Fifteen Companies in the Energy Industry. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.


Aggregate Principal Amount......    $

Original Issue Date
(Settlement Date)...............               , 2004

Maturity Date...................    September 30, 2012, subject to extension in
                                    accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Basket Value.

                                    If, due to a Market Disruption Event or
                                    otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency..............    U.S. dollars

CUSIP Number....................    61746S422

Minimum Denominations...........    $10

Issue Price.....................    $10 (100%)

Interest Rate...................    1% to 1.5% per annum, and will be determined
                                    on the day we price the Notes for initial sale to the public.

Interest Payment Dates..........    March 30 and September 30 of each year,
                                    beginning March 30, 2005.

Maturity Redemption Amount.....     At maturity, upon delivery of the Notes to
                                    the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to the greater of (i)
                                    $10 (the principal amount of each Note) and
                                    (ii) the Final Average Basket Value minus the aggregate amount of interest payable on each Note to and including the Maturity
                                    Date, which we expect to be between $.80 and $1.20. The Calculation Agent will calculate the Maturity Redemption Amount on the final Determination Date.

                                    We shall, or shall cause the Calculation
                                    Agent to, (i) provide written notice to the Trustee and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry

                                    Note or Certificated Note" below, and see
                                    "The Depositary" in the accompanying
                                    prospectus supplement.

Basket Stocks..................     The Basket Stocks are the stocks of the
                                    fifteen issuers set forth in the table
                                    below. The table also indicates the ticker symbol for each Basket Stock, the U.S.
                                    exchange on which each Basket Stock is
                                    listed, the proportion of the Initial
                                    Basket Value represented by the shares of each Basket Stock contained in the Basket, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate its Exchange
                                    Ratio and the value of the fractional share of each Basket Stock contained in the Basket.

                                                                                                            Initial
                                                                             Proportion          Initial    Value
                                                                             of Initial          Price of   per
                                    Issuer of             Ticker               Basket   Exchange  Basket    Basket
                                    Basket Stock          Symbol   Exchange     Value      Ratio   Stock    Stock
                                    --------------------- ------   --------  ---------- -------- --------  --------
                                    Apache Corporation      APA      NYSE      1/15th                      $.66667
                                    Baker Hughes
                                        Incorporated        BHI      NYSE      1/15th                      $.66667
                                    Chesapeake Energy
                                        Corporation         CHK      NYSE      1/15th                      $.66667
                                    ConocoPhillips          COP      NYSE      1/15th                      $.66667
                                    Devon Energy
                                        Corporation         DVN      AMEX      1/15th                      $.66667
                                    Exxon Mobil
                                        Corporation         XOM      NYSE      1/15th                      $.66667
                                    Halliburton Company     HAL      NYSE      1/15th                      $.66667
                                    Premcor Inc.            PCO      NYSE      1/15th                      $.66667
                                    Royal Dutch Petroleum
                                        Company             RD*      NYSE      1/15th                      $.66667
                                    Schlumberger Limited    SLB      NYSE      1/15th                      $.66667
                                    Suncor Energy Inc.      SU       NYSE      1/15th                      $.66667
                                    Valero Energy
                                        Corporation         VLO      NYSE      1/15th                      $.66667
                                    Weatherford
                                        International Ltd.  WFT      NYSE      1/15th                      $.66667
                                    The Williams
                                        Companies, Inc.     WMB      NYSE      1/15th                      $.66667
                                    XTO Energy Inc.         XTO      NYSE      1/15th                      $.66667

                                    * Trades as American depositary receipts.

Basket..........................    The Basket is initially composed of the
                                    common stock of fifteen companies in the energy industry, and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket
                                    Stock. On the day we price the Notes for initial sale to the public, the Exchange
                                    Ratio for each Basket Stock will be
                                    calculated so that the Basket will be
                                    equally weighted among the Basket Stocks, based on the Closing Price of each Basket
                                    Stock. The issuers of the Basket Stocks
                                    include both foreign and domestic entities, and have varying market capitalizations.

Exchange Ratio..................    The Exchange Ratio for each Basket Stock is
                                    set forth in the table under "--Basket
                                    Stocks" above and will remain constant for the term of the Notes, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock and for adjustments relating to the Basket. See "--Adjustments to the Exchange Ratios."

Initial Basket Value............    $10

Final Average Basket Value......    The arithmetic average of the Basket Values
                                    on each of the Determination Dates, as
                                    calculated by the Calculation Agent.

Basket Value....................    The Basket Value on any date equals the sum
                                    of the products of the Closing Price and the Exchange Ratio for each Basket Stock, each determined as of such date by the Calculation Agent.

Determination Dates.............    The Determination Dates will be September
                                    30, 2005, September 30, 2006, September 30,
                                    2007, September 30, 2008, September 30,
                                    2009, September 30, 2010, September 30,
                                    2011 and September 27, 2012, in each such case subject to adjustment for Market
                                    Disruption Events as described in the two following paragraphs.

                                    If any of the first seven scheduled
                                    Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first seven scheduled Determination Dates, then such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day.

                                    If September 27, 2012 (the final scheduled
                                    Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Closing Price...................    The Closing Price for one share of a Basket
                                    Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:


                                    o  if a Basket Stock (or any such other
                                       security) is listed or admitted to
                                       trading on a national securities
                                       exchange, the last reported sale price,
                                       regular way, of the principal trading
                                       session on such day on the principal
                                       United States securities exchange
                                       registered under the Securities Exchange
                                       Act of 1934, as amended (the "Exchange
                                       Act"), on which such Basket Stock (or
                                       any such other security) is listed or
                                       admitted to trading,

                                    o  if a Basket Stock (or any such other
                                       security) is a security of the Nasdaq
                                       National Market (and provided that the
                                       Nasdaq National Market is not then a
                                       national securities exchange), the
                                       Nasdaq official closing price published
                                       by The Nasdaq Stock Market, Inc. on such day, or

                                    o  if a Basket Stock (or any such other
                                       security) is neither listed or admitted
                                       to trading on any national securities
                                       exchange nor a security of the Nasdaq
                                       National Market but is included in the
                                       OTC Bulletin Board Service (the "OTC
                                       Bulletin Board") operated by the
                                       National Association of Securities
                                       Dealers, Inc., the last reported sale
                                       price of the principal trading session
                                       on the OTC Bulletin Board on such day.

                                    If a Basket Stock (or any such other
                                    security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for a Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term "OTC Bulletin Board Service" will include any successor service thereto.

Trading Day.....................    A day, as determined by the Calculation
                                    Agent, on which trading is generally
                                    conducted on the New York Stock Exchange,
                                    Inc. (the "NYSE"), the AMEX, the Nasdaq
                                    National Market, the Chicago Mercantile
                                    Exchange and the Chicago Board of Options
                                    Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note...............    Book Entry. The Notes will be issued in the
                                    form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the Notes.
                                    Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                    Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or Subordinated
Note............................    Senior

Trustee.........................    JPMorgan Chase Bank (formerly known as
                                    The Chase Manhattan Bank)

Agent...........................    Morgan Stanley & Co. Incorporated and its
                                    successors ("MS & Co.")

Market Disruption Event.........    "Market Disruption Event" means, with
                                    respect to any Basket Stock (or the
                                    ordinary shares of Royal Dutch Petroleum
                                    Company):

                                       (i) the occurrence or existence of a
                                       suspension, material limitation or
                                       absence of trading of such Basket Stock
                                       (or
                                       ordinary shares of Royal Dutch Petroleum
                                       Company), on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock (or ordinary shares of Royal Dutch Petroleum Company) as a result of which the reported trading prices for such Basket Stock (or ordinary shares of Royal Dutch Petroleum Company) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, material limitation or absence of trading on the primary market for trading in options contracts related to such Basket Stock (or ordinary shares of Royal Dutch Petroleum Company), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                       (ii) a determination by the Calculation
                                       Agent in its sole discretion that any
                                       event described in clause (i) above
                                       materially interfered with our ability
                                       or the ability of any of our affiliates
                                       to unwind or adjust all or a material
                                       portion of the hedge position in such
                                       Basket Stock with respect to the Notes.

                                    For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                    (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other United States self-regulatory organization, the
                                    Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on any Basket Stock (or the ordinary shares of Royal Dutch Petroleum Company) by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock (or ordinary shares of Royal Dutch Petroleum Company) and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock (or the ordinary shares of Royal Dutch Petroleum Company) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Calculation in Case
of an Event of Default .........    In case an event of default with respect to
                                    the Notes shall have occurred and be
                                    continuing, the amount declared due and
                                    payable for each Note upon any acceleration
                                    of the Notes (the "Acceleration Amount")
                                    will be equal to the greater of (i) $10
                                    (the principal amount of the Notes) plus
                                    $        , the aggregate amount of interest
                                    payable on each note to and including the Maturity Date and (ii) the Final Average
                                    Basket Value determined as though the Basket
                                    Value for any Determination Date scheduled to occur on or after such date of acceleration were the Basket Value on the date of acceleration.

                                    If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent...............    MS & Co.

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                    All calculations with respect to the
                                    Exchange Ratio for each Basket Stock and the Final Average Basket Value will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                    Because the Calculation Agent is our
                                    affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Average Basket Value, what adjustments should be made to the Exchange Ratio with respect to a Basket Stock or to the Basket, whether we or one of our affiliates would likely become an affiliate of an issuer of a Basket Stock as a result of a transaction with that issuer or whether a Market Disruption Event has occurred. See "--Adjustments to the Exchange Ratios." below and "--Market Disruption Event" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the Exchange
Ratios..........................    The Exchange Ratio with respect to a Basket
                                    Stock will be adjusted as follows:

                                    1. If a Basket Stock (or the ordinary
                                    shares of Royal Dutch Petroleum Company) is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock; provided, however, that, with respect to Royal Dutch Petroleum Company's Basket Stock that trades as American depositary receipts (the "Royal Dutch ADRs"), if (and to the extent that) Royal Dutch Petroleum Company or the depositary for the Royal Dutch ADRs has adjusted the number of ordinary shares represented by each Royal Dutch ADRs so that the price of the Royal Dutch ADRs would not be affected by such stock split or reverse stock split, no adjustment to the Exchange Ratio will be made.

                                    2. If a Basket Stock (or the ordinary
                                    shares of Royal Dutch Petroleum Company) is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock or ordinary shares of Royal Dutch Petroleum Company) that is given ratably to all holders of shares of such Basket Stock or ordinary shares of Royal Dutch Petroleum Company or (ii) to a distribution of such Basket Stock or ordinary shares of Royal Dutch Petroleum Company as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock or such ordinary shares, then once the dividend has become effective and such Basket Stock (or ordinary shares of the Royal Dutch Petroleum Company) is trading ex-dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio for such Basket Stock will equal the prior Exchange Ratio for such Basket Stock plus the product of
                                    (i) the number of shares issued with
                                    respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock; provided, however, that, with respect to the Royal Dutch ADRs, if (and to the extent that) Royal Dutch Petroleum Company or the depositary for the Royal Dutch ADRs has adjusted the number of ordinary shares represented by each Royal Dutch ADRs so that the price of the Royal Dutch ADRs would not be affected by such stock dividend or distribution, no adjustment to the Exchange Ratio will be made.

                                    3. There will be no adjustments to the
                                    Exchange Ratio for any Basket Stock to
                                    reflect cash dividends or other
                                    distributions paid with respect to the
                                    Basket Stock (or the ordinary shares of
                                    Royal Dutch Petroleum Company) other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. For Royal Dutch Petroleum Company's Basket Stock that is traded as ADRs, cash dividends or other distributions paid on the ordinary shares represented by such ADRs will not be considered Extraordinary Dividends unless such cash dividends or other distributions, when passed through to the holder of such shares, would constitute Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an

                                    "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 5% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 5% of the Closing Price of such Basket Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in a Basket Stock on the primary United States organized securities exchange or trading system for such Basket Stock no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio for such Basket Stock will equal the product of (i) the then current Exchange Ratio for such Basket Stock and
                                    (ii) a fraction, the numerator of which is the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                                    (iv) or (v) of paragraph 5, as applicable.

                                    4. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                                    5. Any of the following shall constitute a Reorganization Event: (i) there occurs any reclassification or change of a Basket Stock (or ordinary shares of Royal Dutch Petroleum Company), including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock or such ordinary shares, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an "Issuer Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above),
                                    (iv) the issuer of a Basket Stock is
                                    liquidated, (v) the issuer of a Basket
                                    Stock issues to all of its shareholders
                                    equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii),
                                    (iii) or (iv) above) (a "Spinoff Event") or
                                    (vi) a tender or exchange offer or
                                    going-private transaction is consummated for all the outstanding shares of such Basket Stock (or the ordinary shares of Royal Dutch Petroleum Company). If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock are entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of securities of the issuer of such Basket Stock and including
                                    (x) in the case of the issuance of tracking stock, the reclassified share of the Basket Stock, (y) in the case of a Spin-off Event, the share of the Basket Stock with respect to which the spun-off security was issued and (z) in the case of any other Reorganization Event where the Basket Stock continues to be held by the holders receiving such distribution, the Basket Stock) (collectively, "Exchange Property") with respect to or in exchange for such Basket Stock, then in lieu of using the product of the Closing Price and the Exchange Ratio for such Basket Stock to calculate the Basket Value on any date, the Calculation Agent will use the Exchange Property Value on such date. The Exchange Property Value at any date means (i) for any cash received per share of Basket Stock, the amount of cash received per share of Basket Stock as adjusted by the applicable Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (ii) for any property other than cash or securities received in such distribution, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of such Reorganization Event, (iii) for any security received in any such distribution, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of the initial distribution of such Exchange Property (such as-adjusted quantity, a "New Exchange Ratio") and (iv) if the Exchange Property was distributed with respect to, rather than in exchange for, a Basket Stock, an amount equal to the Closing Price, as of the date on which the Exchange Property Value is determined, for such Basket Stock multiplied by the Exchange Ratio as of the date on which the Exchange Property Value is determined. Holders of Notes will not receive any interest accrued on the cash component of any Exchange Property. Any New Exchange Ratio will also be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                    For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                    6. In the event of a public announcement that a Basket Stock will no longer be listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, that Basket Stock will be removed from the Basket (the "Removed Basket Stock") effective as of the Trading Day prior to the first date on which such Basket Stock is no longer listed on the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system (the "Delisting Date"), and the Exchange Ratio of each remaining Basket Stock will be adjusted as described in the following sentence. The Calculation Agent will, as of the close of trading on the Trading Day prior to the Delisting Date (if the announcement of an actual delisting is made after trading hours on a Trading Day or on a non-Trading Day, "the Trading Day prior to the Delisting Date" will be deemed to have occurred on the next Trading Day), increase the Exchange Ratio of each remaining Basket Stock by a number of shares of such Basket Stock equal to the amount obtained by multiplying (A) the product of the Closing Price of the Removed Basket Stock and the Exchange Ratio of the Removed Basket Stock, each determined by the Calculation Agent on such Trading Day, by (B) a fraction the numerator of which is the product of the Closing Price of such Basket Stock and the Exchange Ratio of such Basket Stock each as of such Trading Day and the denominator of which is the sum of the products of the Closing Price of each of the Basket Stocks other than the Removed Basket Stock and the corresponding Exchange Ratio of such Basket Stock, each determined by the Calculation Agent on such Trading Day. The Calculation Agent will make, and will not reverse, this adjustment, even if the Removed Basket Stock is subsequently listed on the NYSE or other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system at a later date.

                                    No adjustment will be made to the Basket pursuant to paragraph 6 above if the Calculation Agent determines that any such adjustment is not necessary in light of adjustments made, or to be made, pursuant to paragraph 5 above, and its determinations with respect thereto shall be conclusive in the absence of manifest error.

                                    If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock. In the event that the Royal Dutch ADRs are no longer listed on a primary U.S. securities exchange or traded through the facilities of a U.S. national securities system and the underlying ordinary shares are then listed on a primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, the Calculation Agent in its sole discretion will adjust the Exchange Ratio for the Royal Dutch ADRs such that the product of the last reported sale price of the Royal Dutch ADRs and its Exchange Ratio at the last time the Royal Dutch ADRs was listed or traded equals the product of the last reported sale price of the related ordinary share and such adjusted Exchange Ratio at such time.

                                    With respect to the Royal Dutch ADRs, in the event that Royal Dutch Petroleum Company or the depositary for the Royal Dutch ADRs elects, in the absence of any of the events described above, to change the number of ordinary shares that are represented by the Royal Dutch ADRs, the Exchange Ratio for the Royal Dutch ADRs on any Trading Day after the change becomes effective will be proportionately adjusted.

                                    No adjustment to the Exchange Ratio for any Basket Stock will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio of such Basket Stock then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Adjustments to the Exchange Ratio of a Basket Stock will be made up to and including the scheduled final Determination Date.

                                    No adjustments to the Exchange Ratio for any Basket Stock will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock or the ordinary shares of Royal Dutch Petroleum Company.

                                    The Calculation Agent shall be solely
                                    responsible for the determination and
                                    calculation of any adjustments to any
                                    Exchange Ratio for a Basket Stock or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                    The Calculation Agent will provide
                                    information as to any adjustments to any Exchange Ratio upon written request by any investor in the Notes.



Basket Stocks; Public
Information.....................    All the issuers of Basket Stocks are
                                    registered under the Exchange Act.
                                    Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                    Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
                                    Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                    Washington, D.C. 20549, at prescribed
                                    rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                    Apache Corporation explores for, develops and produces natural gas, crude oil and natural gas liquids. Its Commission file number is 1-4300.

                                    Baker Hughes Incorporated is engaged in the oilfield services industry, and is a major supplier of wellbore-related products and technology services and systems to the oil and natural gas industry on a worldwide basis, including products and services for drilling, formation evaluation, completion and production of oil and natural gas wells. Its Commission file number is 1-9397.

                                    Chesapeake Energy Corporation is one of the six largest independent natural gas producers in the United States. Its Commission file number is 1-13726.

                                    ConocoPhillips is a global energy company engaged in the exploration and production of crude oil, natural gas and natural gas liquids, the processing and fractionation of natural gas and natural gas liquids, the refining, marketing and transportation of crude oil and petroleum products, and the manufacture and marketing of petrochemicals and plastics. Its Commission file number is 000-49987.

                                    Devon Energy Corporation is an independent energy company engaged primarily in oil and gas exploration, development and production, the acquisition of producing properties, the transportation of oil, gas and natural gas liquids and the processing of natural gas. Its Commission file number is 000-30176.

                                    Exxon Mobil Corporation is engaged in the exploration for, and production of, crude oil and natural gas, the manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Its Commission file number is 1-2256.

                                    Halliburton Company provides services,
                                    products, maintenance, engineering and
                                    construction to energy, industrial and
                                    governmental customers. Its Commission file number is 1-3492.

                                    Premcor Inc. is an independent petroleum refiner and supplier of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. Its Commission file number is 1-16827.

                                    Royal Dutch Petroleum Company engages in the exploration for, and production of, natural gas, the building and operation of infrastructure relating to natural gas production and transportation, and the transportation, refinement, supply and trade of crude oil, petroleum products and chemicals. Its Commission file number is 1-3788.

                                    Schlumberger Limited is a global oilfield and information services company. Its Commission file number is 1-4601.

                                    Suncor Energy Inc. explores for, acquires, develops, produces and markets crude oil and natural gas, transports and refines crude oil, and markets petroleum and petrochemical products. Its Commission file number is 1-12384.

                                    Valero Energy Corporation owns and operates
                                    15 refineries having a combined throughput capacity of approximately 2.4 million barrels per day. Its Commission file number is 1-13175.

                                    Weatherford International Ltd. provides
                                    equipment and services used for the
                                    drilling, completion and production of oil and natural gas wells. Its Commission file number is 1-31339.

                                    The Williams Companies, Inc. locates,
                                    produces, gathers and transports natural gas. Its Commission file number is 1-4174.

                                    XTO Energy Inc. is engaged in the
                                    acquisition, development, exploitation and exploration of producing oil and gas properties, and in the production, processing, marketing and transportation of oil and natural gas. Its Commission file number is 1-10662.

                                    This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the

                                    Basket Stocks from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payout you receive on the Notes.

                                    Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                                    We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of the investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information..........    The following tables set forth the
                                    published high and low Closing Prices for each Basket Stock during 2001, 2002, 2003 and during 2004 through August 27, 2004. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

                                    The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on any Determination Date. The value of the Basket Stocks may be lower on the Determination Dates than on the date of this pricing supplement so that you will receive only the $10 principal amount of the Notes at maturity. We cannot give you any assurance that the average value of the Basket Stocks on the Determination Dates will be higher than $10.

                                         Apache Corporation           High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 037411105)
                                    2001
                                    First Quarter................... $ 30.65    $ 23.76    $     -
                                    Second Quarter..................   28.81      20.95          -
                                    Third Quarter...................   23.44      16.77          -
                                    Fourth Quarter..................   24.02      18.14    .121210
                                    2002
                                    First Quarter...................   27.48      21.61    .047619
                                    Second Quarter..................   28.42      25.17    .047619
                                    Third Quarter...................   28.31      22.07    .047691
                                    Fourth Quarter..................   28.26      23.81    .047619
                                    2003
                                    First Quarter...................   31.85      26.69    .047619
                                    Second Quarter..................   34.08      28.48    .050000
                                    Third Quarter...................   34.67      30.52    .050000
                                    Fourth Quarter..................   41.30      34.05    .060000
                                    2004
                                    First Quarter...................   43.17      37.23    .060000
                                    Second Quarter..................   45.48      38.97    .060000
                                    Third Quarter (through
                                       August 27, 2004).............   46.90      42.55    .060000

                                    Historical prices with respect to the
                                    common stock of Apache Corporation have
                                    been adjusted for a 10% stock dividend,
                                    which was paid in the first quarter of
                                    2002, a 5% stock dividend, which became
                                    effective in the second quarter of 2003, and a 2-for-1 stock split, which became effective in the first quarter of 2004.

                                       Baker Hughes Incorporated      High        Low     Dividends
                                       -------------------------     -------    -------   ---------
                                    (CUSIP 057224107)
                                    2001
                                    First Quarter................    $ 44.99    $ 36.31   $.115000
                                    Second Quarter...............      41.50      32.85    .115000
                                    Third Quarter................      36.17      26.29    .115000
                                    Fourth Quarter...............      37.70      28.60    .115000
                                    2002
                                    First Quarter ...............      39.42      30.98    .115000
                                    Second Quarter ..............      38.84      33.29    .115000
                                    Third Quarter ...............      33.30      22.80    .115000
                                    Fourth Quarter ..............      33.91      26.51    .115000
                                    2003
                                    First Quarter ...............      33.38      28.50    .115000
                                    Second Quarter...............      35.94      27.21    .115000
                                    Third Quarter................      34.16      29.59    .115000
                                    Fourth Quarter...............      32.56      27.10    .115000
                                    2004
                                    First Quarter................      38.42      31.80    .115000
                                    Second Quarter...............      38.27      33.71    .115000
                                    Third Quarter (through
                                       August 27, 2004)..........      40.77      37.65    .115000

                                    Chesapeake Energy Corporation      High       Low     Dividends
                                    -----------------------------    -------    -------   ---------
                                    (CUSIP 165167107)
                                    2001
                                    First Quarter................... $ 10.97    $  8.18   $      -
                                    Second Quarter..................    9.26       6.30          -
                                    Third Quarter...................    6.90       4.99          -
                                    Fourth Quarter..................    7.44       5.59          -
                                    2002
                                    First Quarter...................    7.74       5.15          -
                                    Second Quarter..................    8.55       7.00          -
                                    Third Quarter...................    7.25       5.17          -
                                    Fourth Quarter..................    8.04       6.12    .030000
                                    2003
                                    First Quarter...................    8.50       7.40    .030000
                                    Second Quarter..................   11.20       7.53    .030000
                                    Third Quarter...................   10.88       9.23    .035000
                                    Fourth Quarter..................   13.95      10.95    .035000
                                    2004
                                    First Quarter...................   13.74      11.90    .035000
                                    Second Quarter..................   14.90      12.89    .035000
                                    Third Quarter (through
                                       August 27, 2004).............   15.99      13.75    .045000

                                    ConocoPhillips                     High       Low     Dividends
                                    -----------------------------    -------    -------   ---------
                                    (CUSIP 20825C104)
                                    2001
                                    First Quarter................... $ 58.63    $ 53.31        $    -
                                    Second Quarter..................   67.52      52.99             -
                                    Third Quarter...................   59.40      50.40             -
                                    Fourth Quarter..................   60.49      51.40             -
                                    2002
                                    First Quarter...................   63.64      56.11             -
                                    Second Quarter..................   63.73      55.53             -
                                    Third Quarter...................   59.17      45.74             -
                                    Fourth Quarter..................   50.29      44.66       .400000
                                    2003
                                    First Quarter...................   53.60      45.31       .400000
                                    Second Quarter..................   55.45      50.05       .400000
                                    Third Quarter...................   57.08      51.95       .400000
                                    Fourth Quarter..................   65.57      55.40       .400000
                                    2004
                                    First Quarter...................   70.63      64.78       .430000
                                    Second Quarter..................   78.63      68.69       .430000
                                    Third Quarter (through
                                       August 27, 2004).............   79.50      72.06             -


                                      Devon Energy Corporation.       High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 25179M103)
                                    2001
                                    First Quarter................... $ 66.30 $  $ 53.78  $ .050000
                                    Second Quarter..................   62.42      49.15    .050000
                                    Third Quarter...................   54.49      31.15    .050000
                                    Fourth Quarter..................   40.71      33.00    .050000
                                    2002
                                    First Quarter...................   48.77      35.70    .050000
                                    Second Quarter..................   52.25      45.49    .050000
                                    Third Quarter...................   49.29      35.54    .050000
                                    Fourth Quarter..................   52.76      42.38    .050000

                                      Devon Energy Corporation.       High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 25179M103)
                                    2003
                                    First Quarter...................   50.25      42.86    .050000
                                    Second Quarter..................   55.95      45.33    .050000
                                    Third Quarter...................   53.27      46.85    .050000
                                    Fourth Quarter..................   57.90      46.43    .050000
                                    2004
                                    First Quarter...................   60.19      53.28    .100000
                                    Second Quarter..................   67.25      57.76    .100000
                                    Third Quarter (through
                                       August 27, 2004).............   70.51      64.27          -

                                         Exxon Mobil Corporation      High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 30231G102)
                                    2001
                                    First Quarter................... $ 44.56    $ 38.45   $.220000
                                    Second Quarter..................   45.78      38.95    .220000
                                    Third Quarter...................   43.85      35.83    .240000
                                    Fourth Quarter..................   42.29      36.44    .230000
                                    2002
                                    First Quarter...................   44.00      37.95    .230000
                                    Second Quarter..................   44.38      38.96    .230000
                                    Third Quarter...................   40.65      30.27    .230000
                                    Fourth Quarter..................   36.30      32.65    .230000
                                    2003
                                    First Quarter...................   36.38      31.82    .230000
                                    Second Quarter..................   38.31      34.33    .250000
                                    Third Quarter...................   38.47      34.92    .250000
                                    Fourth Quarter..................   41.00      35.15    .250000
                                    2004
                                    First Quarter...................   42.78      40.10    .250000
                                    Second Quarter..................   45.46      41.52    .270000
                                    Third Quarter (through
                                       August 27, 2004).............   46.89      44.36          -

                                    Historical prices with respect to the
                                    common stock of Exxon Mobil Corporation
                                    have been adjusted for a 2-for-1 stock
                                    split, which became effective in the third quarter of 2001.

                                       Halliburton Company             High       Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 406216101)
                                    2001
                                    First Quarter................... $ 45.16    $ 35.13   $.125000
                                    Second Quarter..................   49.20      32.41    .125000
                                    Third Quarter...................   36.45      19.70    .125000
                                    Fourth Quarter..................   27.92      12.00    .125000
                                    2002
                                    First Quarter...................   17.38      10.06    .125000
                                    Second Quarter..................   19.40      15.52    .125000
                                    Third Quarter...................   15.30       9.10    .125000
                                    Fourth Quarter..................   21.00      12.78    .125000
                                    2003
                                    First Quarter...................   21.50      17.78    .125000
                                    Second Quarter..................   24.87      20.27    .125000
                                    Third Quarter...................   25.02      20.94    .125000
                                    Fourth Quarter..................   27.12      23.15    .125000
                                    2004
                                    First Quarter...................   32.51      26.03    .125000
                                    Second Quarter..................   31.67      27.94    .125000

                                       Halliburton Company           High        Low      Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 406216101)
                                    Third Quarter (through
                                       August 27, 2004).............   31.75      27.30          -

                                             Premcor Inc.              High       Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 74045Q104)
                                    2002
                                    Second Quarter
                                       (beginning April 30, 2002.... $ 28.25 $    24.52     $    -
                                    Third Quarter...................   24.95      15.65          -
                                    Fourth Quarter..................   22.93      13.40          -
                                    2003
                                    First Quarter...................   26.00      19.28          -
                                    Second Quarter..................   25.70      20.70          -
                                    Third Quarter...................   24.50      21.30          -
                                    Fourth Quarter..................   26.00      22.06          -
                                    2004
                                    First Quarter...................   31.75      25.55          -
                                    Second Quarter..................   37.95      29.71          -
                                    Third Quarter (through
                                       August 27, 2004).............   40.46      32.30          -

                                     Royal Dutch Petroleum Company    High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 780257804)
                                    2001
                                    First Quarter................... $ 63.71    $ 54.87     $    -
                                    Second Quarter..................   62.25      53.87    .798100
                                    Third Quarter...................   58.59      44.00    .613060
                                    Fourth Quarter..................   54.10      46.65          -
                                    2002
                                    First Quarter...................   55.40      46.63          -
                                    Second Quarter..................   56.05      51.10    .883400
                                    Third Quarter...................   57.16      39.25    .696890
                                    Fourth Quarter..................   44.67      39.94          -
                                    2003
                                    First Quarter...................   46.68      37.53          -
                                    Second Quarter..................   49.79      40.88   1.101500
                                    Third Quarter...................   46.69      43.03    .847450
                                    Fourth Quarter..................   52.39      44.15          -
                                    2004
                                    First Quarter...................   53.85      46.10          -
                                    Second Quarter..................   52.65      47.73   1.213490
                                    Third Quarter (through
                                       August 27, 2004).............   52.89      49.00          -

                                    The American depositary receipts of Royal
                                    Dutch Petroleum Company, which are quoted and traded in U.S. dollars, may trade differently from the ordinary shares of Royal Dutch Petroleum Company, which are quoted and traded in euros. Fluctuation in the exchange rate between the euro and the U.S. dollar may affect the U.S. dollar equivalent of the euro price of Royal Dutch Petroleum Company ordinary shares on Euronext Amsterdam where such ordinary shares trade and, as a result, may affect the market price of the Royal Dutch ADRs, which may consequently affect the market price of the Notes.

                                       Schlumberger Limited           High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 806857108)
                                    2001
                                    First Quarter................... $ 81.75    $ 57.61   $.187500
                                    Second Quarter..................   68.53      52.62    .187500
                                    Third Quarter...................   56.48      41.94    .187500
                                    Fourth Quarter..................   55.95      43.18    .187500
                                    2002
                                    First Quarter...................   61.50      49.50    .187500
                                    Second Quarter..................   58.19      46.50    .187500
                                    Third Quarter...................   46.72      36.24    .187500
                                    Fourth Quarter..................   46.18      34.27    .187500
                                    2003
                                    First Quarter...................   43.10      36.07    .187500
                                    Second Quarter..................   49.78      37.41    .187500
                                    Third Quarter...................   51.07      44.64    .187500
                                    Fourth Quarter..................   55.67      46.10    .187500
                                    2004
                                    First Quarter...................   66.47      52.69    .187500
                                    Second Quarter..................   64.15      55.46    .187500
                                    Third Quarter (through
                                       August 27, 2004).............   65.40      58.91          -

                                         Suncor Energy Inc.           High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 867229106)
                                    2001
                                    First Quarter................... $ 14.03    $ 10.91  C$ .042500
                                    Second Quarter..................
                                    Third Quarter...................   14.35      12.33     .042500
                                    Third Quarter...................   15.00      12.55     .042500
                                    Fourth Quarter..................   16.57      13.55     .042500
                                    2002
                                    First Quarter...................   18.88      14.81     .042500
                                    Second Quarter..................   18.46      16.29     .042500
                                    Third Quarter...................   18.15      14.65     .042500
                                    Fourth Quarter..................   16.98      14.45     .042500
                                    2003
                                    First Quarter...................   18.27      15.35     .042500
                                    Second Quarter..................   19.59      16.28     .050000
                                    Third Quarter...................   19.55      18.00     .050000
                                    Fourth Quarter..................   25.06      18.74     .050000
                                    2004
                                    First Quarter...................   28.35      24.74     .050000
                                    Second Quarter..................   27.73      23.61     .050000
                                    Third Quarter (through
                                       August 27, 2004).............   29.74      25.76           -

                                    Although the historical prices with respect to the common stock of Suncor Energy Inc. above are in U.S. dollars, the corresponding historical dividends above are quoted in Canadian dollars (C$). Historical prices with respect to the common stock of Suncor Energy Inc. have been adjusted for a 2-for-1 stock split, which became effective in the second quarter of 2002.

                                        Valero Energy Corporation     High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 91913Y100)
                                    2001
                                    First Quarter................... $ 38.99    $ 32.75   $.080000
                                    Second Quarter..................   51.85      35.06    .080000
                                    Third Quarter...................   43.59      32.90    .080000
                                    Fourth Quarter..................   39.99      34.59    .100000

                                        Valero Energy Corporation     High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 91913Y100)
                                    2002
                                    First Quarter...................   49.52      38.70    .100000
                                    Second Quarter..................   49.06      36.18    .100000
                                    Third Quarter...................   38.00      26.47    .100000
                                    Fourth Quarter..................   37.57      23.46    .100000
                                    2003
                                    First Quarter...................   41.85      33.10    .100000
                                    Second Quarter..................   41.88      35.56    .100000
                                    Third Quarter...................   40.08      35.53    .100000
                                    Fourth Quarter..................   46.80      37.80    .120000
                                    2004
                                    First Quarter...................   60.81      46.02    .120000
                                    Second Quarter..................   74.29      56.31    .150000
                                    Third Quarter (through
                                       August 27, 2004).............   78.37      64.36          -

                                    Weatherford International Ltd.     High       Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                   (CUSIP G95089101)
                                    2001
                                    First Quarter................... $ 58.33 $    43.81    $     -
                                    Second Quarter..................   59.69      44.40          -
                                    Third Quarter...................   47.31      23.77          -
                                    Fourth Quarter..................   38.75      25.39          -
                                    2002
                                    First Quarter...................   49.59      32.72          -
                                    Second Quarter..................   53.33      43.20          -
                                    Third Quarter...................   44.85      34.12          -
                                    Fourth Quarter..................   43.62      35.50          -
                                    2003
                                    First Quarter...................   41.82      35.37          -
                                    Second Quarter..................   46.54      37.35          -
                                    Third Quarter...................   40.98      35.55          -
                                    Fourth Quarter..................   38.66      31.47          -
                                    2004
                                    First Quarter...................   46.70      36.09          -
                                    Second Quarter..................   45.77      39.93          -
                                    Third Quarter (through
                                      August 27, 2004)..............   47.72      43.56          -

                                      The Williams Companies, Inc.    High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 969457100)
                                    2001
                                    First Quarter................... $ 42.14  $ 31.73     $ .150000
                                    Second Quarter..................   43.45    32.40       .150000
                                    Third Quarter...................   33.97    24.99       .180000
                                    Fourth Quarter..................   30.43    22.10       .200000
                                    2002
                                    First Quarter...................   25.97    14.53       .200000
                                    Second Quarter..................   24.17     5.47       .200000
                                    Third Quarter...................    6.32     0.88       .010000
                                    Fourth Quarter..................    3.06     1.35       .010000
                                    2003
                                    First Quarter...................    4.74     2.60       .010000
                                    Second Quarter..................    8.77     4.87       .010000
                                    Third Quarter...................    9.42     6.20       .010000
                                    Fourth Quarter..................   10.62     8.94       .010000
                                    2004

                                      The Williams Companies, Inc.    High        Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 969457100)
                                    First Quarter...................   11.30     8.75       .010000
                                    Second Quarter..................   12.23     9.80       .010000
                                    Third Quarter (through
                                       August 27, 2004).............   12.51    11.45             -

                                    Historical prices with respect to the
                                    common stock of The Williams Companies,
                                    Inc. have been adjusted for a .8224-to-1 spinoff, which became effective in the second quarter of 2001.

                                            XTO Energy Inc.            High       Low     Dividends
                                    -------------------------------- -------    -------   ---------
                                    (CUSIP 98385X106)
                                    2001
                                    First Quarter..................  $12.04     $  7.80    $ .004000
                                    Second Quarter.................   12.87        8.61      .004000
                                    Third Quarter..................    9.36        7.44      .006000
                                    Fourth Quarter.................   11.29        8.10      .006000
                                    2002
                                    First Quarter..................   12.07        8.91      .006000
                                    Second Quarter.................   12.85       11.14      .006000
                                    Third Quarter..................   12.57        9.63      .006000
                                    Fourth Quarter.................   15.74       12.21      .006000
                                    2003
                                    First Quarter..................   15.62       13.89      .006000
                                    Second Quarter.................   17.78       14.66      .008000
                                    Third Quarter..................   17.02       14.92      .008000
                                    Fourth Quarter.................   23.32       16.92      .008000
                                    2004
                                    First Quarter..................   25.50       20.82      .008000
                                    Second Quarter.................   30.50       24.75      .010000
                                    Third Quarter (through
                                       August 27, 2004)............   30.91       25.79      .010000


                                    Historical prices with respect to the
                                    common stock of XTO Energy Inc. have been adjusted for a 3-for-2 stock split, which became effective in the second quarter of 2001, a 4-for-3 stock split, which became effective in the first quarter of 2003, a .740% stock dividend, which was paid in the third quarter of 2003, and a 5-for-4 stock split, which became effective in the first quarter of 2004.

                                    We make no representations as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

                                             Historical Basket Values Graph

                                    The following graph shows the historical daily values for a basket composed of the Basket Stocks, assuming that the Exchange Ratios had been determined so that each Basket Stock would represent $.66667 of the Basket Value of $10 on August 27, 2004. The graph covers the period from April 30, 2002 (the first date on which all the Basket Stocks were publicly traded) through August 27, 2004. Because the actual Exchange Ratios for the Basket Stocks for the Notes will be set on the day we first price the Notes to the public, they will be different than the Exchange Ratios used in this illustration. In addition, an investment in the Notes linked to the Basket at the beginning of the period presented below would not have produced the same results as shown in the graph because the Exchange Ratios would have been different. The historical performance of the Basket cannot be taken as an indication of its future performance.




                               [GRAPHIC OMITTED]







Use of Proceeds and Hedging.....    The net proceeds we receive from the sale
                                    of the Notes will be used for general
                                    corporate purposes and, in part, in
                                    connection with hedging our obligations
                                    under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions
                                    (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                    On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks, in futures or options contracts on the Basket Stocks or on the energy industry or positions in any other available securities or instruments that we may wish to use in connection with such hedging.
                                    Such purchase activity could potentially increase the prices of the Basket Stocks, and, therefore, the prices at which the Basket Stocks, on average, must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the Basket Stocks, futures or options contracts on the Basket Stocks or on the energy industry that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the final Determination Date. We cannot give any assurance that our hedging activities will not affect the prices of the Basket Stocks and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution....................    Under the terms and subject to the
                                    conditions contained in the U.S.
                                    distribution agreement referred to in the
                                    prospectus supplement under "Plan of
                                    Distribution," the Agent, acting as
                                    principal for its own account, has agreed to
                                    purchase, and we have agreed to sell, the
                                    principal amount of Notes set forth on the
                                    cover of this pricing supplement. The Agent
                                    proposes initially to offer the Notes
                                    directly to the public at the public
                                    offering price set forth on the cover page
                                    of this pricing supplement. The Agent may
                                    allow a concession not in excess of   % of
                                    the principal amount of the Notes to other
                                    dealers, which may include Morgan Stanley &
                                    Co. International Limited and Bank Morgan
                                    Stanley AG. We expect to deliver the Notes
                                    against payment therefor in New York, New
                                    York on           , 2004. After the initial
                                    offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                    In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual Basket Stocks in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                    General

                                    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                    The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it
                                    (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                    Brazil

                                    The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                    Chile

                                    The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                    Hong Kong

                                    The Notes may not be offered or sold in
                                    Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                    Mexico

                                    The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                    Singapore

                                    This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

ERISA Matters for Pension
Plans and Insurance Companies...    Each fiduciary of a pension, profit-sharing
                                    or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                    In addition, we and certain of our
                                    subsidiaries and affiliates, including MS &
                                    Co. and Morgan Stanley DW Inc. (formerly
                                    Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                    The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                    Because we may be considered a party in
                                    interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                    Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                    Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                    Purchasers of the Notes have exclusive
                                    responsibility for ensuring that their
                                    purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation........................    The following summary is based on the
                                    opinion of Davis Polk & Wardwell, our
                                    special tax counsel, and is a general
                                    discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section

                                    1221 of the Code. Unless otherwise
                                    specifically indicated, this summary is
                                    based on the Code, administrative
                                    pronouncements, judicial decisions and
                                    currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                    o  certain financial institutions;
                                    o  tax-exempt organizations;
                                    o  dealers and certain traders in
                                       securities or foreign currencies;
                                    o  investors holding a Note as part of a
                                       hedging transaction, straddle,
                                       conversion or other integrated
                                       transaction;
                                    o  U.S. Holders, as defined below, whose
                                       functional currency is not the U.S.
                                       dollar;
                                    o  partnerships;
                                    o  nonresident alien individuals who have
                                       lost their United States citizenship or
                                       who have ceased to be taxed as United
                                       States resident aliens;
                                    o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                    o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                    o  Non-U.S. Holders for whom income or gain
                                       in respect of a Note is effectively
                                       connected with a trade or business in
                                       the United States; and
                                    o  Non-U.S. Holders who are individuals
                                       having a "tax home" (as defined in
                                       Section 911(d)(3) of the Code) in the
                                       United States.

                                    If you are considering purchasing the
                                    Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                    U.S. Holders

                                    This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                    o  a citizen or resident of the United
                                       States;
                                    o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                    o  an estate or trust the income of which is
                                       subject to U.S. federal income taxation
                                       regardless of its source.

                                    The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                    In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                    The rate of accrual of OID on the Notes is
                                    the yield at which we would issue a fixed
                                    rate debt instrument with terms similar to
                                    those of the Notes or the applicable
                                    federal rate, whichever is greater (our
                                    "comparable yield"), and is determined at
                                    the time of the issuance of the Notes. We
                                    have determined that the "comparable yield"
                                    is an annual rate of    % compounded
                                    semi-annually. Based on our determination
                                    of the comparable yield, the "projected
                                    payment schedule" for a Note (assuming an
                                    issue price of $10) consists of a projected
                                    amount equal to $           due at maturity.

                                    The following table states the amount of OID that will be deemed to have accrued with respect to a Note during each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year):

                                                                       OID        TOTAL OID DEEMED TO
                                                                    DEEMED TO      HAVE ACCRUED FROM
                                                                  ACCRUE DURING   ORIGINAL ISSUE DATE
                                                                 ACCRUAL PERIOD  (PER NOTE) AS OF END
                                         ACCRUAL PERIOD            (PER NOTE)      OF ACCRUAL PERIOD
                                    ---------------------------- --------------  ---------------------
                                    Original Issue Date through
                                       March 29, 2005                 $                  $
                                    March 30, 2005 through
                                       September 29, 2005             $                  $
                                    September 30, 2005 through
                                       March 29, 2006                 $                  $
                                    March 30, 2006 through
                                       September 29, 2006             $                  $
                                    September 30, 2006 through
                                       March 29, 2007                 $                  $
                                    March 30, 2007 through
                                       September 29, 2007             $                  $
                                    September 30, 2007 through
                                       March 29, 2008                 $                  $
                                    March 30, 2008 through
                                       September 29, 2008             $                  $

                                    September 30, 2008 through
                                       March 29, 2009                 $                  $
                                    March 30, 2009 through
                                       September 29, 2009             $                  $
                                    September 30, 2009 through
                                       March 29, 2010                 $                  $
                                    March 30, 2010 through
                                       September 29, 2010             $                  $
                                    September 30, 2010 through
                                       March 29, 2011                 $                  $
                                    March 30, 2011 through
                                       September 29, 2011             $                  $
                                    September 30, 2011 through
                                       March 29, 2012                 $                  $
                                    March 30, 2012 through
                                       September 29, 2012             $                  $

                                    The comparable yield and the projected
                                    payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                    Non-U.S. Holders

                                    This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                    o  a nonresident alien individual;
                                    o  a foreign corporation; or
                                    o  a foreign trust or estate.

                                    Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                    o  such Non-U.S. Holder does not own,
                                       actually or constructively, 10% or
                                       more of the total combined voting
                                       power of all classes of stock of
                                       Morgan Stanley entitled to vote and
                                       is not a bank receiving interest
                                       described in Section 881(c)(3)(A) of
                                       the Code;
                                    o  the certification required by Section
                                       871(h) or Section 881(c) of the Code
                                       has been provided with respect to the
                                       Non-U.S. Holder, as discussed below.

                                    Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of
                                    Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the certification requirements.

                                    Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                                    o  subject to U.S. federal withholding
                                       tax without regard to the W-8BEN
                                       certification requirement described
                                       above, not taking into account an
                                       elimination of such U.S. federal
                                       withholding tax due to the
                                       application of an income tax treaty;
                                       or
                                    o  effectively connected to the conduct
                                       by the holder of a trade or business
                                       in the United States.

                                    If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                    Information Reporting and Backup
                                    Withholding. Information returns may be
                                    filed with the U.S. Internal Revenue Service
                                    (the "IRS") in connection with the
                                    semi-annual payments on the Notes as well as in connection with the payment at maturity or proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.